EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.'s 333-1314, 333-15959) and Forms S-8 (Registration No.'s 333-1136, 333-1138) of Sandston Corporation of our report dated March 27, 2015 on the financial statements of Sandston Corporation as of and for the years ended December 31, 2014 and 2013, appearing in the Annual Report on Form 10-K of Sandston Corporation for the year ended December 31, 2014.

/s/ Plante & Moran, PLLC

Clinton Township, Michigan
March 27, 2015